Exhibit 99.8

Consent of Analysys International

July 16, 2012

China Mobile Games and Entertainment Group Limited

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District,

Guangzhou

People’s Republic of China

Ladies and Gentlemen:

Analysys International hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the“ Registration Statement”) of China Mobile Games and Entertainment Group Limited (the “Company”) to be filed with the United States Securities and Exchange Commission (the ‘‘SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

Analysys International further consents to inclusion of information, data and statements from the report entitled “China Mobile Game Market Research Report” (the “Report”) and all supplements thereto in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings.

Analysys International also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully
For and on behalf of
Analysys International

/s/ Kevin Tian

(affixed with common seal)

Name: Kevin Tian
Title: General Manager